                                                                      EXHIBIT II

--------------------------------------------------------------------------------


                               CREDIT AGREEMENT

                            dated as of May 7, 1997

                             PRIME GROUP VI, L.P.,

                                 as Borrower,

                                      and

                     HEALTHCARE REALTY TRUST INCORPORATED,

                                   as Lender


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                      Page
Section 1.  Definitions..............................................    1
    1.1               Certain Defined Terms..........................    1
    1.2               Interpretation.................................    6

Section 2.  Loan.....................................................    7
    2.1               The Loan.......................................    7
    2.2               Note...........................................    7
    2.3               Prepayment of Loan.............................    7
    2.4               Facility Fees..................................    7

Section 3.  Payments of Principal and Interest.......................    7
    3.1               Repayment of Loan..............................    7
    3.2               Interest.......................................    8
    3.3               Certain Additional Obligations.................    8

Section 4.  Payments.................................................    8

Section 5.  Representations and Warranties...........................    9
    5.1               Corporate Existence............................    9
    5.2               Litigation.....................................    9
    5.3               No Breach......................................    9
    5.4               Partnership Action.............................    9
    5.5               Approvals......................................   10
    5.6               Taxes..........................................   10
    5.7               Subsidiaries...................................   10
    5.8               Pledged Stock..................................   10
    5.9               Brookdale Documents............................   10
    5.10              Solvency.......................................   10
    5.11              Interest Rate..................................   10

Section 6.  Covenants of the Borrower................................   10
    6.1               Information....................................   11
    6.2               Litigation.....................................   11
    6.3               Corporate Existence, Etc.......................   11
    6.4               Prohibition of Fundamental Changes.............   11
    6.5               Limitation on Liens............................   11

    6.6               Indebtedness...................................   12
    6.7               Investments....................................   13
    6.8               Use of Proceeds................................   13
    6.9               Modifications of Certain Documents.............   13

Section 7.  Events of Default........................................   13

Section 8.  Miscellaneous............................................   15
    8.1               Waiver.........................................   15
    8.2               Notices........................................   16
    8.3               Expenses.......................................   16
    8.4               Amendments.....................................   16
    8.5               Successors and Assigns.........................   16
    8.6               Survival.......................................   16
    8.7               Captions.......................................   17
    8.8               Counterparts...................................   17
    8.9               GOVERNING LAW..................................   17
    8.10              Non-Recourse...................................   17

                               CREDIT AGREEMENT

     THIS CREDIT AGREEMENT dated as of May 7, 1997 (as amended, restated, modified or supplemented from time to time, this "Agreement") is by and between PRIME GROUP VI, L.P., a limited partnership duly organized and validly existing under the laws of the State of Illinois (the "Borrower"), and HEALTHCARE REALTY TRUST INCORPORATED, a real estate investment trust duly organized and validly existing under the laws of the State of Maryland (the "Lender").

                                   RECITALS:
                                   --------

     A. The Borrower has requested that the Lender extend credit to the Borrower in an aggregate principal amount equal to $18,000,000.

     B. To induce the Lender to extend such credit, the Borrower and the Lender propose to enter into this Agreement pursuant to which the Lender will make a loan to the Borrower, and the Borrower will agree to execute and deliver security documents providing for security interests and liens to be granted by the Borrower on certain shares of common stock of Brookdale Living Communities, Inc., a Delaware corporation ("Brookdale"), owned by the Borrower and certain rights of the Borrower under related agreements as collateral security for the obligations of the Borrower to the Lender hereunder.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          Section 1.  Definitions.
                       -----------

          1.1 Certain Defined Terms.  As used herein, the following terms shall
              ---------------------
have the following meanings:

          "Affiliate" means, as to any Person, any other Person which directly
           ---------
or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its
                                           -------
correlative meanings, "controlled by", and "under common control with") means
                       -------------        -------------------------
possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns directly or indirectly 50% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

          "Basic Documents" means, collectively, this Agreement, the Note and
           ---------------
the Security Documents.

          "Borrower" shall have the meaning assigned to such term in the
           --------
introductory paragraph of this Agreement.

          "Borrower Security Agreement" means the Pledge and Security Agreement
           ---------------------------
dated as of the date hereof between the Borrower and the Lender, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

          "Brookdale By-Laws" means the Amended and Restated By-Laws of
           -----------------
Brookdale, adopted as of May 7, 1997, as may be further amended or modified from time to time.

          "Brookdale Charter" means the Restated Certificate of Incorporation of
           -----------------
Brookdale, filed with the Secretary of State of the State of Delaware on March 21, 1997, as may be further amended or modified from time to time.

          "Brookdale Documents" means, collectively, the Brookdale Charter, the
           -------------------
Brookdale By-Laws, the Voting Agreement, the Lock-Up Agreement, the Registration Rights Agreement, the Stock Option and Deposit Agreement dated as of May 7, 1997 between Darryl W. Copeland, Jr. ("Copeland") and PGI and the Stock Purchase Agreement and Agreement Concerning Option Shares dated as of May 7, 1997 among Copeland, PGI and the Borrower.

          "Brookdale Shares" means shares of the common stock, par value $.01
           ----------------
per share, of Brookdale.

          "Business Day" means any day, excluding Saturday, Sunday and any day
           ------------
which shall be a legal holiday or a day on which banking institutions are authorized or permitted by law or other government action to be closed in the State of Tennessee or the State of Illinois.

          "Code" means the Internal Revenue Code of 1986 and the regulations
           ----
promulgated and rulings issued thereunder.

          "Collateral" means any collateral pledged to the Lender pursuant to
           ----------
the Security Documents, and any additional collateral pledged by Borrower to secure the Obligations.

          "Default" means any event, act or condition which, with notice,
           -------
expiration of any applicable grace period, or both, would become an Event of Default.

          "Dollars" means lawful money of the United States of America.
           -------

          "Event of Default" shall have the meaning assigned to such term in
           ----------------
Section 7.
---------

          "Facility Fees" means the fees to be paid by the Borrower to the
           -------------
Lender in accordance with Section 2.4.
                          -----------

          "GAAP" means generally accepted accounting principles in the United
           ----
States.

          "Governmental Authorities" means all federal, state, county, city,
           ------------------------
local and municipal governments and all agencies, boards, commissions, bureaus, departments, courts, authorities, officials and officers thereof.

          "Guarantees" means, collectively, the Guarantees dated as of the date
           ----------
hereof, made by each of PGI, Prime Group II, L.P., an Illinois limited partnership, Prime International, Inc., an Illinois corporation, PGLP, Inc., an Illinois corporation, PGLP, and Schulte (each, a "Guarantor" and collectively, the "Guarantors"), respectively, in favor of the Lender in connection with the Loan.

          "Indebtedness" means, as to any Person (without duplication): (a)
           ------------
indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money), arising, and accrued expenses incurred, in the ordinary course of business and paid in accordance with customary trade terms; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person (but, for any Person other than the Borrower, only if such indebtedness is recourse indebtedness);
(d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) capital lease obligations of such Person; and (f) indebtedness of others guaranteed by such Person.

          "Investment" in any Person means: (a) the acquisition (whether for
           ----------
cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person; and (b) any deposit with, or advance, loan or other extension of or credit to, such Person or guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

          "Lender" shall have the meaning ascribed to that term in the
           ------
introductory paragraph of this Agreement.

          "Lien" means with respect to any asset, any mortgage, lien, pledge,
           ----
charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Borrower shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Loan" means the loan provided for by Section 2.1.
           ----                                 -----------

          "Loan Amount" means $18,000,000.
           -----------

          "Lock-Up Agreement" means the Lock-Up Agreement dated as of May 7,
           -----------------
1997 by and among PGI, PGLP and Friedman, Billings, Ramsey & Co., Inc., as representative of the underwriters identified therein, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

          "Maturity Date" means February 1, 1998 or such later date elected by
           -------------
the Borrower in accordance with Section 3.1.

          "Note" means the promissory Note provided for by Section 2.2.
           ----                                            -----------

          "Obligations" means, as at any date of determination thereof, the sum
           -----------
of the following (determined without duplication): (i) the principal amount of the Loan outstanding hereunder, plus (ii) accrued and unpaid interest on the Loan, plus (iii) all the other outstanding obligations under this Agreement or any other Basic Document (including, without limitation, the Borrower's obligations under Section 3.3).
                  -----------

          "Permitted Investments":
           ---------------------

          (a) an account that is maintained by a depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at all times the commercial paper, certificates of deposit or other short-term debt obligations of such depository institution or trust company have a rating of either not less than A-1 by Standard & Poor's or not less than P-1 by Moody's;

          (b) demand and time deposits in, certificates of deposits of, or bankers, acceptances of, in each case maturing in not more than 180 days from the date of purchase, any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper, certificates of deposit or other short-term debt obligations of such depository institution or trust company have a rating of either not less than A-1 by Standard & Poor's or not less than P-1 by Moody's;

          (c) commercial paper having remaining maturities of not more than 180 days of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition has been rated either not less than A-1 by Standard & Poor's or not less than P-1 by Moody's;

          (d) U.S. Treasury obligations maturing not more than six months from the date of acquisition;

          (e) repurchase agreements on U.S. Treasury obligations maturing not more than six months from the date of acquisition, provided that the unsecured obligations of the party agreeing to repurchase such obligations are at the time rated either not less than A-1 by Standard & Poor's or not less than P-1 by Moody's; and

          (f) other obligations or securities that are approved by the Lender and the Borrower.

          "Person" means any individual, corporation, company, voluntary
           ------
association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority.

          "PGI" means The Prime Group, Inc., an Illinois corporation.
           ---

          "PGI Security Agreement" means the Pledge and Security Agreement dated
           ----------------------
as of the date hereof between PGI and the Lender, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

          "PGLP" means Prime Group Limited Partnership, an Illinois limited
           ----
partnership.

          "PGLP Security Agreement" means the Pledge and Security Agreement
           -----------------------
dated as of the date hereof between PGLP and the Lender, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

          "Pledged Stock" means those Brookdale Shares pledged as Collateral
           -------------
from time to time by the Borrower pursuant to the Borrower Security Agreement.

          "Post-Default Rate" means a rate equal to 12.25% per annum.
           -----------------

          "Registration Rights Agreement" means the Registration Rights
           -----------------------------
Agreement dated as of May 7, 1997 among Brookdale, PGI and PGLP, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

          "Schulte" means Mark J. Schulte.
           -------

          "Schulte Security Agreement" means the Pledge and Security Agreement
           --------------------------
dated as of the date hereof between Schulte and the Lender, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

          "Security Agreements" means, collectively, (i) the Borrower Security
           -------------------
Agreement, (ii) the PGI Security Agreement, (iii) the PGLP Security Agreement and (iv) the Schulte Security Agreement.

          "Security Documents" means, collectively, the Guarantees, the Security
           ------------------
Agreements and all Uniform Commercial Code financing statements required by this Agreement and by the Security Agreements.

          "Solvent", when used with respect to any Person, means that at the
           -------
time of determination: (i) the fair market value (i.e., the value of the consideration obtainable in a sale of assets in the open market, assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time, each having reasonable knowledge of the nature and characteristics of such assets, neither being under any compulsion to act, determined in good faith) of its assets is in excess of the total amount of its liabilities (including, without limitation, probable contingent liabilities); (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (iii) it is then able and expects to be able to pay its debts as they mature; and (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

          "Specified Subsidiary" means any corporation, association or other
           --------------------
business entity formed for the purpose of earning income not qualified as "rents from real property" under applicable provisions of the Code, in which the Lender owns substantially all of the economic interest but less than 10% of the voting interests, and the remaining economic and voting interests are subject to restrictions requiring that ownership of such interests be held by officers, directors or employees of the Lender.

          "Stock Offering" means the offering of common stock of Brookdale
           --------------
described in its final prospectus dated May 1, 1997.

          "Subsidiary" means any corporation of which at least a majority of the
           ----------
outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower, or any partnership or joint venture controlled by the Borrower and of which at least a majority of the outstanding equity interests are at the time, directly or indirectly, owned by the Borrower, other than as a limited partner.

          "Voting Agreement" means the Voting Agreement dated as of May 7, 1997
           ----------------
among Brookdale, the Borrower, PGI and PGLP, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

          1.2  Interpretation.  Unless otherwise expressly provided or unless
               --------------
the context requires otherwise, (a) all references in this Agreement to Sections shall mean and refer to Sections of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement; and (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person).

          Section 2.  Loan.
                      ----

          2.1  The Loan.  The Lender agrees, on the terms of this Agreement, to
               --------
make a Loan to the Borrower in Dollars in the principal amount equal to the Loan Amount, by not later than 1:00 p.m. New York City time on the date hereof, in immediately available funds, to an account of the Borrower in the United States designated by the Borrower.

          2.2  Note.  The Loan made by the Lender shall be evidenced by a single
               ----
promissory note of the Borrower dated the date hereof, payable to the Lender in a principal amount equal to the Loan Amount. Each payment made on account of the principal thereof shall be recorded by the Lender on its books and endorsed by the Lender on the schedule attached to the Note or any continuation thereof.

          2.3  Prepayment of Loan.  The Borrower shall have the right at any
               ------------------
time and from time to time to prepay the Loan, in whole or in part, at its option, without premium or penalty; provided, that the Borrower shall give the Lender at least 2 Business Days prior written notice of such prepayment.

          2.4  Facility Fees.
               -------------

          (a) The Borrower agrees to pay to the Lender, on the date hereof, a non-refundable facility fee equal to two percent (2.0%) of the Loan Amount.

          (b) The Borrower also agrees to pay to the Lender, in arrears, on each of June 30, 1997, September 30, 1997, December 31, 1997 and, if the Borrower elects to extend the Maturity Date in accordance with Section 3.1 to a date on
                                                      -----------
or after February 1, 1998, March 31, 1998, an additional non-refundable facility fee equal to one percent (1.0%) of the principal balance of the Loan outstanding on such respective dates. Each such facility fee shall be deemed to be fully earned for the period ending on such date and shall not be deemed to relate to any other period.

          Section 3.  Payments of Principal and Interest.
                      ----------------------------------


          3.1  Repayment of Loan.  The Borrower will pay to the Lender the
               -----------------
outstanding principal balance of the Loan on the Maturity Date or such earlier day as the Loan shall become due and payable pursuant to the terms of this Agreement; provided, however, that the Borrower may, in its sole discretion, upon not less than three (3) days' prior written notice to the Lender, elect to extend the Maturity Date to any date on or prior to the one year anniversary of the date hereof. All payments received by the Lender shall first be applied to pay accrued and unpaid interest pursuant to Section 3.2 and the balance shall be
                                            -----------
applied to repay the outstanding principal balance of the Loan.

          3.2  Interest.  The Borrower will pay to the Lender interest on the
               --------
unpaid principal amount of the Loan in arrears on the first Business Day of each month, beginning on June 1, 1997, and on the date of each payment or prepayment of principal (but only on the principal amount so paid or prepaid), at a per annum rate equal to 10.25%. Notwithstanding the foregoing, the Borrower will pay to the Lender interest at the Post-Default Rate on the principal of the Loan, and (to the fullest extent permitted by law) on interest and any other amount payable by the Borrower hereunder or under the Note, which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Post-Default Rate shall be payable from time to time on demand. Interest shall be computed on the basis of a year of 360 days and actual days elapsed.

          3.3  Certain Additional Obligations.  The Borrower will pay to the
               ------------------------------
Lender, within thirty (30) days after the Borrower's receipt from the Lender of a written request therefor, any and all federal income taxes computed at the highest marginal federal income tax rate applicable to a Specified Subsidiary on any gross income accrued by it with respect to the Loan for any period after February 1, 1998; provided, however, that (A) the Borrower will not be obligated
                  --------  -------
to pay any such taxes if the Loan is paid in full on or prior to February 1, 1998; and (B) in no event (unless an Event of Default has occurred) will the Borrower be obligated to pay more than (i) $185,000 of any such taxes attributable to the interest income accrued by such Specified Subsidiary on the Loan for the period from and including February 2, 1998 to the one year anniversary of the date hereof or (ii) $72,000 of any such taxes attributable to the Facility Fee paid to such Specified Subsidiary on March 31, 1998, if applicable. The Lender agrees that, upon request by the Borrower, it will promptly provide to the Borrower a calculation of the amount of taxes for which it is to be indemnified by the Borrower hereunder.

          Section 4.  Payments.
                      --------

          (a) Except to the extent otherwise provided herein, all payments of principal, interest, fees and other amounts to be made by the Borrower under this Agreement and the Note shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender (at any account specified in writing by the Lender to the Borrower) not later than 1:00 p.m. New York City time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

          (b) If the due date of any payment under this Agreement or the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

          (c) Notwithstanding the foregoing, all unpaid principal and interest on the Loan shall be repaid in full on the Maturity Date.

          Section 5.  Representations and Warranties.  The Borrower represents
                      ------------------------------
and warrants to the Lender that:

          5.1  Corporate Existence.  The Borrower: (a) is a limited partnership
               -------------------
duly organized, validly existing and in good standing under the laws of the State of Illinois; (b) has all requisite partnership power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to have a material adverse effect on the financial condition, operations, business or prospects taken as a whole of the Borrower.

          5.2  Litigation.  There is no legal or arbitral proceeding by or
               ----------
before any Governmental Authority, now pending or (to the knowledge of the Borrower) threatened, against the Borrower with respect to which an order adverse to the Borrower is reasonably likely and which, if adversely determined, could reasonably be expected to have a material adverse effect on the financial condition, operations, business or prospects of the Borrower.

          5.3  No Breach.  None of the execution and delivery by the Borrower of
               ---------
any of the Basic Documents to which the Borrower is a party, the consummation of the transactions therein contemplated or compliance with the terms and provisions thereof will conflict with or result in a breach of, or require any consent (except such as has been obtained) under, or any applicable law or regulation (including, without limitation, Regulation T promulgated by the Federal Reserve System), or any order, writ, injunction or decree of any Governmental Authority or any Brookdale Document, or any material agreement or instrument to which the Borrower is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to or contemplated by this Agreement or the Security Documents) result in the creation or imposition of any Lien upon any of the assets of the Borrower pursuant to the terms of any such agreement or instrument.

          5.4  Partnership Action. The Borrower has all necessary partnership
               ------------------
power and authority to execute, deliver and perform its obligations under each of the Basic Documents to which the Borrower is a party; the execution, delivery and performance by the Borrower of each of the Basic Documents to which the Borrower is a party have been duly authorized by all necessary partnership action on its part; and this Agreement and each of the other Basic Documents to which the Borrower is a party has been duly and validly executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          5.5  Approvals.  No authorizations, approvals or consents of, and no
               ---------
filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by the Borrower of the Basic Documents to which the Borrower is a party or for the validity or enforceability thereof, except for Uniform Commercial Code filings in respect of the Liens created pursuant to the Security Documents.

          5.6  Taxes.  The Borrower has filed all United States Federal income
               -----
tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns.

          5.7  Subsidiaries.  The Borrower has no Subsidiaries.  The Pledged
               ------------
Stock represents the only Investment held by the Borrower in any other Person.

          5.8  Pledged Stock.  The Borrower is the registered owner of the
               -------------
Pledged Stock free and clear of all Liens (other than the Liens created by the Borrower Security Agreement and the Brookdale Documents), and has pledged under the Borrower Security Agreement all Brookdale Shares owned by it.

          5.9  Brookdale Documents.  The Borrower has furnished to the Lender a
               -------------------
true and complete copy of each Brookdale Document as in effect as of the date hereof; such Brookdale Documents are in full force and effect; such Brookdale Documents (other than the Brookdale By-Laws and the Brookdale Charter) are valid and binding on each of the Borrower's Affiliates that are party thereto and, to the best of Borrower's knowledge, on each of the other parties thereto; and neither Borrower or any of its Affiliates, nor to the best of Borrower's knowledge, any other party to any Brookdale Document, is in default thereunder.

          5.10 Solvency.  After giving effect to the Loan, the disbursement of
               --------
the proceeds of the Loan in accordance with Section 6.8 and the other
                                            -----------
transactions contemplated by the Stock Offering and the Basic Documents to occur on the date hereof, the Borrower is Solvent on the date hereof.

          5.11 Interest Rate.  The interest rate and the Facility Fees
               -------------
applicable to the obligations of the Borrower under this Agreement and the Note do not violate any law, rule or regulation of the State of Illinois prescribing a maximum rate of interest.

          Section 6.  Covenants of the Borrower.  The Borrower agrees that,
                      -------------------------
until payment in full of the Obligations:

          6.1  Information.  The Borrower shall deliver, or shall use its good
               -----------
faith efforts to cause to be delivered, to the Lender from time to time copies of each document filed by Brookdale with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended, each other document sent to Brookdale's stockholders generally and such other information regarding the business, affairs or financial condition of the Borrower, Brookdale or the Brookdale Shares as the Lender may reasonably request.

          6.2  Litigation.  The Borrower will promptly give to the Lender notice
               ----------
of all legal or arbitral proceedings by or before any Governmental Authority, and any material development in respect of such legal or other proceedings, affecting the Borrower, except proceedings which are not reasonably likely to be determined adversely to the Borrower or which, if determined adversely to the Borrower, could not reasonably be expected to have a material adverse effect on the financial condition, operations, business or prospects of the Borrower.

          6.3  Corporate Existence, Etc.  The Borrower will (a) preserve and
               ------------------------
maintain its existence and all of its material rights, privileges and franchises; (b) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities if failure to comply with such requirements could reasonably be expected to materially and adversely affect the financial condition, operations, business or prospects of the Borrower; (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and (d) permit representatives of the Lender, upon 24 hours notice during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

          6.4  Prohibition of Fundamental Changes.  The Borrower will not enter
               ----------------------------------
into any transaction of merger or consolidation or amalgamation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or assets, whether now owned or hereafter acquired (including, without limitation, Pledged Stock prior to any release thereof) without the prior written consent of the Lender.

          6.5  Limitation on Liens.  The Borrower will not create, incur, assume
               -------------------
or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

          (a) Liens created pursuant to (or otherwise permitted under or contemplated by) this Agreement or the Security Documents;

          (b) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower, in accordance with GAAP;

          (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings;

          (d) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

          (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (f) Liens imposed wrongfully by, or by mistake or error on the part of, a non-Affiliate of the Borrower and without the consent of the Borrower which have not attached for a period of over 60 days and are being contested in good faith and by appropriate proceedings; provided, however, that, if, during the first 60 day period of attachment, the liens are being so contested, Borrower shall have an additional 60 days thereafter to remove same;

          (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower;

          (h) Liens created by the Brookdale Documents; and

          (i) other Liens incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower.

          6.6 Indebtedness.  The Borrower will not create, incur or suffer to
              ------------
exist any Indebtedness, except (i) Indebtedness to the Lender hereunder, (ii) Indebtedness incurred in the ordinary course of business which is not, in the aggregate, material in amount, (iii) Indebtedness the proceeds of which are applied by the Borrower to the purchase of Brookdale Shares pursuant to the Stock Offering, (iv) Indebtedness to Affiliates of the Borrower which is incurred by the Borrower to pay amounts due to the Lender under the Basic Documents and (v) Indebtedness that is subordinated to all of the Obligations.

          6.7  Investments.  The Borrower will not make or permit to remain
               -----------
outstanding any Investments, except:

          (a)  operating deposit accounts with banks;

          (b)  Permitted Investments; and

          (c)  Investments in Brookdale Shares.

          6.8  Use of Proceeds.  The Borrower will use the proceeds of the Loan
               ---------------
hereunder solely for the payment of the purchase price of Brookdale Shares to be sold to the Borrower pursuant to the Stock Offering and the payment of all reasonable fees, costs and expenses incurred in connection with such purchase and the transactions contemplated by the Basic Documents (including the Facility
Fees).

          6.9  Modifications of Certain Documents.  The Borrower will not send
               ----------------------------------
any notice under, or request, or consent to, any modification, supplement or waiver of any of the provisions of Brookdale Documents in a manner which adversely affects the interests of the Borrower or the Lender without the prior written consent of the Lender.

          Section 7. Events of Default.  If one or more of the following events
                     -----------------
(herein called "Events of Default") shall occur and be continuing:

          (a) the Borrower shall fail to make payment of (i) the principal amount of the Loan when due, or (ii) any interest on the Loan or any Facility Fee, in any case, within three (3) Business Days after the same shall become due, or (iii) any other amount payable by it hereunder within ten (10) Business Days after the Borrower's receipt from the Lender of written notice of the failure to pay such amount; or

          (b) a default (after the receipt of notice and the expiration of all applicable cure periods) shall have occurred with respect to any Indebtedness in excess of $5,000,000 of Brookdale, any Guarantor (other than Schulte) or the Borrower (after the receipt of notice and the expiration of all applicable cure periods); or

          (c) any representation, warranty or certification made in any Basic Document by the Borrower or any Guarantor shall prove to have been false or misleading, as of the time made or furnished; provided, however, that (i) with respect to that portion of the representations and warranties set forth in
Section 5.6 ("Taxes") hereof and Section 2.12 ("Taxes") of the Guarantees (other
-----------
than the Guarantee by Schulte) that provides that the Borrower or the Guarantor, as the case may be, "has paid all taxes due pursuant to such returns", no Event of Default shall be deemed to exist unless the failure to pay such taxes could reasonably be expected to have a material adverse effect on the financial condition, operations, business or prospects of the Borrower or such Guarantor, as the case may be, or its ability to perform its obligations under this Agreement or such Guarantee, as the case may be, (ii) with respect to the enforceability representations and warranties set forth in Section 5.4 hereof, Section 2.9 of
                                            -----------
 the Guarantees (other than the Guarantee by Schulte), Section 2.8 of the Guarantee by Schulte and Section 5.1(v) of the Security Agreements, an Event of Default shall be deemed to exist only to the extent that the Lender's rights and remedies under any such Basic Document, taken in their entirety, are inadequate for the practical realization of the benefits and/or security intended to be provided thereby and (iii) with respect to the representation and warranty set forth in clause (iii) of Section 2.7 of the Guarantees (other than the Guarantee by Schulte), no Event of Default shall be deemed to exist unless any such representation and warranty is false or misleading in any material respect; or

          (d) the Borrower or any Guarantor shall default in the performance of any of its material obligations in any Basic Document to which it is a party and such default shall continue unremedied for a period of thirty (30) days after written notice thereof to the Borrower or any such Guarantor by the Lender unless the Borrower or any such Guarantor is diligently attempting to cure such default and, in any event, such default is remedied by no later than the 90th day after written notice thereof to the Borrower or any such Guarantor by the Lender; or

          (e) PGLP, Inc., PGLP, PGI and Affiliates of the foregoing shall, collectively, cease to own, directly or indirectly, 100% of the partnership interests in the Borrower;

          (f) Brookdale, any Guarantor (other than Schulte) or the Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, or shall be in default (after the receipt of notice and the expiration of all applicable cure periods) with respect to Indebtedness in excess of $5,000,000; or

          (g) Brookdale, any Guarantor (other than Schulte) or the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntarily case under the U.S. Bankruptcy Code (or any similar state statute), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, or (v) take any corporate or other action for the purpose of effecting any of the foregoing; or

          (h) a proceeding or case shall be commenced, without the application or consent of Brookdale, any Guarantor (other than Schulte) or the Borrower, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Brookdale, any Guarantor (other than Schulte) or the Borrower or of all or any substantial part of its respective assets, or (iii) similar relief in respect of Brookdale, any Guarantor (other than Schulte) or the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, in any case, for a period of 60 or more days; or an order for relief against Brookdale, any Guarantor (other than Schulte) or the Borrower shall be entered in an involuntary case under the U.S. Bankruptcy Code (or any similar state statute); or

          (i) a final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate (to the extent not covered by insurance) shall be rendered by a court or courts against Brookdale, any Guarantor (other than Schulte) or the Borrower and the same shall not be discharged (or provision shall not be made for such discharge) or a stay of execution thereof shall not be procured within 90 days from the date of entry thereof and the Borrower shall not, within said period of 90 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          (j) except for expiration in accordance with its terms, any of the Security Documents shall be terminated or shall cease to be in full force and effect, for whatever reason (other than due to the action or inaction of the Lender) without the consent of the Lender; or

          (k) Brookdale Shares shall cease to be listed on a nationally recognized stock exchange or quoted on NASDAQ-NMS;

THEREUPON: (i) in the case of an Event of Default (other than one referred to in clause (g) or (h) of this Section 7 with respect to the Borrower), the Lender
                          ---------
may, by notice to the Borrower, declare the principal amount then outstanding of, and the accrued interest on, the Loan and all other amounts payable by the Borrower hereunder and under the Note to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower to the extent permitted by applicable law; and (ii) in the case of the occurrence of an Event of Default referred to in clause (g) or
(h) of this Section 7 with respect to the Borrower, the principal amount then
            ---------
outstanding of, and the accrued interest on, the Loan and all other amounts payable by the Borrower hereunder and under the Note shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

          Section 8. Miscellaneous.
                     -------------

          8.1  Waiver.  No failure on the part of the Lender to exercise and no
               ------
delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Note or any Security Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement, the Note or any

Security Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

          8.2  Notices.  All notices and other communications provided for
               -------
herein and under the Security Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telecopy, or in writing and telecopied (with confirmation), mailed, sent by overnight courier or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof (below the name of the Borrower); or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier (with confirmation of receipt), or personally delivered or, in the case of a mailed or couriered notice, upon receipt, in each case given or addressed as aforesaid.

          8.3  Expenses.  The Borrower agrees to reimburse the Lender for
               --------
paying: (a) all reasonable out-of-pocket costs and expenses of the Lender (including reasonable fees and disbursements of counsel for the Lender) actually incurred in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents and the making of the Loan hereunder (including the termination thereof or the release of Collateral thereunder), and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any of the other Basic Documents; (b) all reasonable costs and expenses of the Lender (including reasonable counsels' fees) in connection with any Default and any enforcement or collection proceedings resulting therefrom; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Governmental Authority in respect of this Agreement or any of the other Basic Documents or any other document referred to herein or therein and all reasonable costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any other Basic Document or any document referred to herein or therein.

          8.4  Amendments.  Except as otherwise expressly provided in this
               ----------
Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower and the Lender.

          8.5  Successors and Assigns.  This Agreement shall be binding upon and
               ----------------------
inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the Borrower nor the Lender may assign its rights or obligations hereunder or under the other Basic Documents without the prior written consent of the other party; provided, however, that the Lender may at any time assign all (but not less than all) of its rights and obligations under the Basic Documents to a Specified Subsidiary, without the consent of the Borrower.

           8.6 Survival.  Each representation and warranty made hereunder shall
               --------
survive the making of the Loan.

          8.7  Captions.  The table of contents and section headings appearing
               --------
herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          8.8  Counterparts.  This Agreement may be executed in counterparts,
               ------------
all of which when taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart.

           8.9 GOVERNING LAW.
               -------------

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS (EXCLUSIVE OF ANY RULES AS TO CONFLICT OF
LAWS).

          (b) Under no circumstances shall the aggregate amount paid or agreed to be paid hereunder by the Borrower exceed the highest lawful rate permitted under applicable usury law (the "Maximum Rate") and the payment obligations of the Borrower under this Agreement are hereby limited accordingly. If under any circumstances the aggregate amounts paid under this Agreement shall include amounts which by law are deemed interest and which would exceed the Maximum Rate, the Borrower and the Lender stipulate that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both the Borrower and the Lender, and the party receiving such excess payments shall promptly credit such excess (to the extent only of such interest payments in excess of the Maximum Rate) against the future lawful interest to be paid on the Loan and then against the unpaid principal amount of the Loan and any portion of such excess payments not capable of being so credited shall be refunded to the Borrower.

          8.1  Non-Recourse.  Anything contained herein, in the Note or in any
               ------------
other Basic Document to the contrary notwithstanding, no recourse shall be had for the Obligations against any partner, agent, director, officer, or employee of the Borrower. It is understood that the preceding sentence shall not (A) apply to the obligations of the Guarantors set forth in the Guarantees and (B) in the event of any malfeasance, such as fraud, misappropriation of funds or intentional material misrepresentation, estop the Lender from instituting or prosecuting a legal action or proceeding or otherwise making a claim against the Person or Persons committing such malfeasance.

                           [signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first written above.

                    BORROWER:


                         PRIME GROUP VI, L.P.

                         By:  PGLP, INC.,
                              its Managing General Partner

                              By: /s/ Richard S. Curto
                                  ---------------------------
                              Name:   Richard S. Curto
                                   --------------------------
                              Title:  Vice President
                                    -------------------------


                         Address for Notices:

                         c/o The Prime Group, Inc.
                         77 West Wacker Drive, Suite 3900
                         Chicago, Illinois 60601
                         Telecopier No.: (312) 917-1151
                         Telephone No.: (312) 917-4201
                         Attention: Michael W. Reschke

                         with a copy to:

                         The Prime Group, Inc.
                         77 West Wacker Drive, Suite 3900
                         Chicago, Illinois 60601
                         Telecopier No.: (312) 917-1684
                         Telephone No.: (312) 917-4234
                         Attn: Robert J. Rudnik, Esq.

                         and to:

                         Brookdale Living Communities, Inc.
                         77 West Wacker Drive, Suite 3900
                         Chicago, Illinois  60601
                         Telecopier No.:  (312) 917-0460
                         Telephone No.:  (312) 917-4258
                         Attn:  Mark J. Schulte

                         and to:

                         Winston & Strawn
                         35 West Wacker Drive
                         Chicago, Illinois 60601

                         Telecopier No.: (312) 558-5700
                         Telephone No.: (312) 558-5600
                         Attn: Wayne D. Boberg, Esq.


                    LENDER:

                         HEALTHCARE REALTY TRUST INCORPORATED

                         By: /s/ Roger O. West
                             -----------------------------
                         Name:   Roger O. West
                              ----------------------------
                         Title: Exec. Vice President
                               ---------------------------

                         Address for Notices:

                         Healthcare Realty Trust Incorporated
                         3310 West End Street
                         Suite 400
                         Nashville, Tennessee 37203
                         Telecopier No.:  615-269-8122
                         Telephone No.:  615-269-8175
                         Attention: Roger O. West, Esq.